Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 11, 2023, with respect to the financial statements and senior securities tables of OFS Credit Company, Inc., incorporated herein by reference, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus filed on Form N-2.

Chicago, Illinois
May 24, 2024